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                                                                     EXHIBIT 4.1



                             SOUTHWEST AIRLINES CO.

                      DEFERRED COMPENSATION PLAN FOR PILOTS









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                             SOUTHWEST AIRLINES CO.

                      DEFERRED COMPENSATION PLAN FOR PILOTS


                                Table of Contents


                                                               Page
                                                               ----

ARTICLE I      DEFINITIONS...................................    1

ARTICLE II     ELIGIBILITY...................................    2

ARTICLE III    CREDITS TO ACCOUNT............................    3

ARTICLE IV     BENEFITS......................................    4

ARTICLE V      PAYMENT OF BENEFITS...........................    4

ARTICLE VI     IN-SERVICE WITHDRAWALS AND LOANS..............    5

ARTICLE VII    ADMINISTRATION OF THE PLAN....................    6

ARTICLE VIII   CLAIMS REVIEW PROCEDURE.......................    7

ARTICLE IX     LIMITATION OF RIGHTS..........................    9

ARTICLE X      LIMITATION OF ASSIGNMENT AND PAYMENTS TO
               LEGALLY INCOMPETENT DISTRIBUTEE...............    9

ARTICLE XI     AMENDMENT TO OR TERMINATION OF THE PLAN.......    9

ARTICLE XII    STATUS OF PARTICIPANT AS UNSECURED CREDITOR...    10

ARTICLE XIII   GENERAL AND MISCELLANEOUS.....................    10





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                             SOUTHWEST AIRLINES CO.
                      DEFERRED COMPENSATION PLAN FOR PILOTS


                                    PREAMBLE

         WHEREAS, Southwest Airlines Co., a corporation formed under the laws of the State of Texas, desires to establish a deferred compensation plan for the exclusive benefit of a select group of highly compensated pilots of Southwest Airlines Co. to provide an additional means by which said pilots may defer funds for their retirement; and

         WHEREAS, Southwest Airlines Co. intends that any Participant or Beneficiary under the Plan shall have the status of an unsecured general creditor with respect to the Plan;

         NOW, THEREFORE, Southwest Airlines Co. hereby establishes the Southwest Airlines Co. Deferred Compensation Plan for Pilots, effective January 1, 1999.


                                   ARTICLE 1.

                                   DEFINITIONS

         1.1. "Account" shall mean the record maintained by the Committee showing the monetary value of the individual interest in the Plan of each Participant or Beneficiary. The term "Account" shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of any Participant or Beneficiary.

         1.2. "Annual Compensation" shall mean the total amounts paid by the Company to an employee as remuneration for personal services rendered during each Plan Year, including any amounts not includable in the gross income of the employee pursuant to Sections 125 or 402(a)(8) of the Code or deferred by the employee under this Plan pursuant to Section 3.1 hereof, as well as expense allowances (to the extent includable in the gross income of the employee), but excluding director's fees, expense reimbursements and nontaxable expense allowances, prizes and awards, contributions made by the Company under any other employee benefit plan or program it maintains, such as group insurance, retirement, hospitalization or like benefits, and amounts realized or recognized from qualified or nonqualified stock options or when restricted stock or property held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.

         1.3. "Beneficiary" shall mean, with respect to each Participant, the beneficiary of such Participant under the ProfitSharing Plan.

         1.4. "Board" shall mean the Board of Directors of Southwest Airlines
Co.

         1.5. "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

         1.6. "Committee" shall mean the committee designated by the Board to administer the Plan.

         1.7. "Company" shall mean Southwest Airlines Co., or its successor or successors.

         1.8. "Effective Date" shall mean January 1, 1999.

         1.9. "401(k) Plan" shall mean the Southwest Airlines Co. Pilots' Retirement Savings Plan, as amended from time to time.

         1.10. "Mandatory Retirement Age" shall mean the mandatory retirement age, if any, imposed by the Federal Aviation Agency.

         1.11. "Participant" shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.

         1.12. "Plan" shall mean the Southwest Airlines Co. Deferred Compensation Plan for Pilots, as set forth in this document, and as amended from time to time.

         1.13. "Plan Year" shall mean the annual period beginning on January 1 and ending on December 31, both dates inclusive of each year.

         1.14. "ProfitSharing Plan" shall mean the Southwest Airlines Co. ProfitSharing Plan, as amended from time to time.

         1.15. "Valuation Date" shall mean each business day on which the financial markets are open for trading activity, or such other dates as shall be established by the Committee.


                                   ARTICLE II

                                   ELIGIBILITY

         Participation in the Plan shall be made available to a select group of highly compensated employees who are pilots employed by the Company, the identity of such eligible pilots to be determined by the Committee. The Committee shall, in a timely manner, notify those pilots whom it has determined to be eligible to participate in the Plan. Such eligible individuals may elect to participate hereunder in the manner prescribed by the Committee no later than the last day of December immediately preceding the Plan Year for which an individual elects to have contributions credited to an Account in accordance with the provisions of Section 3.1 hereof. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.



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

                                   ARTICLE III

                               CREDITS TO ACCOUNT

         3.1. For any Plan Year, a Participant who elects to contribute to the 401(k) Plan the lesser of: (i) the maximum elective deferral permitted under
Section 402(g)(1) of the Code with respect to the taxable year in which such Plan Year begins, or (ii) the maximum elective contributions permitted under the terms of the 401(k) Plan with respect to such Plan Year, may, in the manner prescribed by the Committee, irrevocably elect to defer a whole percentage of the Annual Compensation otherwise payable to such Participant with respect to such Plan Year, not to exceed the maximum amount established by the Committee. Any amounts withheld, pursuant to this Section 3.1, from the Annual Compensation otherwise payable to a Participant shall be credited to the Account of such Participant as soon as practicable after the date on which such amounts would otherwise have been paid.

         3.2. For each Plan Year, as soon as practicable after the Company funds its contribution to the ProfitSharing Plan for the preceding Plan year, the Company shall credit a profit sharing contribution to the Account of each Participant who has deferred amounts under the Plan during such Plan Year in accordance with the provisions of Section 3.1 above. The profit sharing contribution credited on behalf of any Participant for a Plan Year shall be an amount equal to the profit sharing contribution, if any, which such Participant failed to receive under the ProfitSharing Plan for the preceding Plan Year solely as a result of participation in this Plan.

         3.3. For each Plan Year, as soon as practicable after the Company funds its contribution to the ProfitSharing Plan for the preceding Plan Year, the Company shall credit a matching contribution to the Account of each Participant who has deferred amounts under the Plan during such Plan Year in accordance with the provisions of Section 3.1 above. The matching contribution credited on behalf of any Participant for a Plan Year shall be an amount equal to the matching contribution, if any, which such Participant failed to receive under the 401(k) Plan for the preceding Plan Year solely as a result of participation in this Plan.

         3.4. As of each Valuation Date, the Committee shall credit to each Participant's Account the deemed income or losses attributable thereto, as provided below, as well as any other credits to or charges against such Account, including such Participant's pro rata portion of Plan administrative expenses. All payments from an Account between Valuation Dates shall be charged against the Account as of the preceding Valuation Date. Each Participant's Account shall be credited with the amount of income, gains and losses attributable thereto, as if the amounts credited to such Account had been invested in an investment fund or funds selected by the Committee. The Committee shall notify the Participants of the investment fund or funds selected to establish the rate of return hereunder. The Committee shall be authorized at any time and from time to time to prospectively modify such investment fund or funds. In the event a modification occurs, the Committee shall notify the Participants prior to the effective date of such change. The Committee shall not be


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

obligated to substitute funds with similar investment criteria for existing funds, nor shall it be obligated to continue the same type of investment fund or funds.


                                   ARTICLE IV

                                    BENEFITS

         4.1. Upon the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant's Account, as of the Valuation Date coincident with or preceding the date of distribution.

         4.2. Upon a Participant's termination of employment or, if earlier, attainment of Mandatory Retirement Age, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, as of the Valuation Date coincident with or preceding the date of distribution.


                                    ARTICLE V

                               PAYMENT OF BENEFITS

         5.1. Payment of a Participant's benefit on account of the attainment of Mandatory Retirement Age or termination of employment shall be made either in a lump sum in cash, or in cash payments in annual installments over a period certain not exceeding five (5) years, such method of payment to be irrevocably elected by the Participant upon initial participation in the Plan in the manner prescribed by the Committee; provided, however, that payment will be made in a lump sum in any event if, at the time distribution of the Account is to commence, the amount credited to the Account is $25,000 or less. Furthermore, notwithstanding the commencement of installment payments under this Section 5.1, all remaining amounts credited to a Participant's Account shall be distributed in a lump sum in cash, at such time as the value of such remaining amounts is $25,000 or less. Payment shall commence at the time specified by the Participant upon initial participation in the Plan, which may be as soon as practicable following the Participant's termination of employment with the Company or, if earlier, attainment of Mandatory Retirement Age, and during the calendar year in which such event occurs or, if so elected by the Participant, as soon as practicable during the calendar year following the year in which such event occurs. If installment payments are made, the Committee shall continue to credit the unpaid balance of the Participant's Account with the deemed income and losses attributable thereto, in accordance with the provisions of Section 3.4 hereof, as well as with any other credits to or charges against the unpaid balance of such Account, during the period for which installment payments are made.



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

         5.2. Payment of a Participant's benefit on account of death shall be made in a lump sum in cash. Payment of a Participant's death benefit shall be made to the Beneficiary of such Participant as soon as practicable following the Committee's receipt of proper notice of such Participant's death.

         5.3. Notwithstanding the provisions of sections 5.1 or 5.2, the benefits payable hereunder may be paid before they would otherwise be payable if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Committee determines that a Participant has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Plan before they otherwise would be paid. The amount of any payments pursuant to this
Section 5.3 shall not exceed the lesser of: (a) the amount in the Participant's Account or (b) the amount of taxable income with respect to which the tax liability is assessed or determined.

         5.4. The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to thirty (30) days as long as such delay does not result in the Participant or Beneficiary receiving the distribution in a different taxable year than if no such delay had occurred.


                                   ARTICLE VI

                        IN-SERVICE WITHDRAWALS AND LOANS

         6.1. In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from the Account of such Participant. For purposes of this Section, the term "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, notwithstanding the foregoing, a withdrawal will not be permitted to the extent that the financial hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant's child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. No member of the Committee shall vote or decide upon any matter relating to the determination of the existence of such member's own financial hardship or the amount to be withdrawn on account thereof. A request for a hardship withdrawal must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. The amount of a hardship withdrawal may not exceed the amount required to meet the severe financial hardship. All hardship withdrawals shall be paid in a lump sum in cash.

         6.2. A Participant may, prior to the beginning of any Plan Year, in the manner prescribed by the Committee, request an in-service withdrawal of all or a portion of any amounts which have been credited to the Account of such Participant pursuant to Article III hereof for at least three (3) calendar years as of the beginning of such Plan Year, together with any income attributable thereto; provided, however, that the amount of any such withdrawal shall never exceed such credited amounts, as adjusted for any deemed income or losses attributable thereto. Such request must set forth the specific dollar amount to be withdrawn and the time at which payment is to be made. The Committee, in its sole and absolute discretion, shall, upon review of the facts pertinent to such request, determine whether the withdrawal request shall be approved. No member of the Committee shall vote upon, decide, or participate in any other way in a decision involving a withdrawal request of such Committee member. Any withdrawal under this Section 6.2 shall be made in a single lump sum, in cash.

         6.3. Notwithstanding any other provision herein to the contrary, a Participant may elect at any time, in the manner prescribed by the Committee, to accelerate the date on which payment of such Participant's benefit hereunder would otherwise be made. Upon such election, the amount to which such Participant is entitled shall be ninety percent (90%) of the benefit otherwise payable hereunder, which shall be distributed in one lump sum, in cash, as soon as administratively practicable following such election.

         6.4. Withdrawals shall be charged pro rata to the investment options in which amounts credited to a Participant's Account are deemed to be invested, pursuant to Section 3.4 hereof.

         6.5. In no event may a Participant receive a loan of any portion of his benefit hereunder.


                                   ARTICLE VII

                           ADMINISTRATION OF THE PLAN

         7.1. The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company. Any member of the Committee may resign by delivering a written resignation to the Company and to the other members of the Committee.

         7.2. The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

         7.3. The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney's fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

         7.4. The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries, subject to the provisions of this Plan and applicable law.

         7.5. Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder, other than the power to amend or terminate the Plan.


                                  ARTICLE VIII

                             CLAIMS REVIEW PROCEDURE

         8.1. In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the "Claimant"), the Committee shall provide to the Claimant written notice of the denial which shall set forth:

              (a) the specific reason or reasons for the denial;



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

              (b) specific references to pertinent Plan provisions on which the
                  Committee based its denial;

              (c) a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

              (d) a statement that the Claimant may:

                  (i) Request a review upon written application to the Committee;

                  (ii)  Review pertinent Plan documents; and

                  (iii) Submit issues and comments in writing; and

              (e) That any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within sixty (60) days after receipt of the Committee's notice of denial of benefits. The Committee's notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the sixty (60) day period will render the Committee's determination final, binding, and conclusive.

         8.2. If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within sixty
(60) days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Committee's notice of denial of benefits shall identify the address to which the Claimant may forward an appeal.

                                   ARTICLE IX

                              LIMITATION OF RIGHTS

         The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company.


                                    ARTICLE X

                    LIMITATION OF ASSIGNMENT AND PAYMENTS TO
                         LEGALLY INCOMPETENT DISTRIBUTEE

         10.1. No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

         10.2. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.


                                   ARTICLE XI

                     AMENDMENT TO OR TERMINATION OF THE PLAN

         The Company reserves the right at any time to amend or terminate the Plan in whole or in part by resolution of the Board. No amendment shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan. Upon termination of the Plan, the Board may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.


                                   ARTICLE XII

                   STATUS OF PARTICIPANT AS UNSECURED CREDITOR

         All benefits under the Plan shall be the unsecured obligations of the Company. No assets will be placed in trust or otherwise segregated from the general assets of the Company for the payment of obligations hereunder. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.


                                  ARTICLE XIII

                            GENERAL AND MISCELLANEOUS

         13.1. Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

         13.2. Construction. The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

         13.3. Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas unless superseded by federal law.

         13.4. No Requirement to Fund. The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any amounts credited hereunder on such Participant's behalf. It is the Company's intention that this Plan be construed as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.

         13.5. Taxes. All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary which are required to be paid or withheld by the Company.

         IN WITNESS WHEREOF, Southwest Airlines Co., the Company, has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 20th day of November, 1998.


                                             COMPANY:

                                             SOUTHWEST AIRLINES CO.



                                             By:  /s/ Herbert D. Kelleher
                                                  ------------------------------

ATTEST:

/s/ Colleen C. Barrett
---------------------------------
                          (Title)

[CORPORATE SEAL]